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                                 SENIOR SECURED
                                PROMISSORY NOTE

$15,000,000                                       August 14, 1998
                                                  New York, New York






         FOR VALUE RECEIVED, Richard E. Dauch (the "Payor") promises to pay to the order of American Axle & Manufacturing of Michigan, Inc., a Michigan corporation (the "Company"), in lawful money of the United States of America and in immediately available funds, the principal amount of Fifteen Million Dollars ($15,000,000) ("Maximum Amount") or such lesser amount as may be outstanding from time to time from the Payor to the Company hereunder (the "Loan") on August 14, 2003 (or on such earlier date on which the then unpaid principal amount of the Loan becomes due and payable pursuant to the terms of this Senior Secured Promissory Note (the "Note")). Payments in respect of this Note shall be made by the Payor to the Company at the Company's office at 1840 Holbrook Avenue, Detroit, MI 48212 or at such other place as the Company may designate in writing from time to time.

         The Loan to be repaid by the Payor pursuant hereto shall be made on the date hereof by the Company to the Payor to pay taxes due by the Payor in respect of options issued to the Payor in respect of the capital stock of the Company and, thereafter, on each Interest Payment Date, the Payor may borrow from the Company the interest due on such Interest Payment Date from the Payor to the Company so long as at no time shall the aggregate principal amount due hereunder exceed the Maximum Amount.

         The Loan shall bear interest (calculated on the basis of a 360 day year for actual days elapsed) during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate applicable to such Interest Period plus 2.00%; provided that the Payor may request the Company to fix the interest rate paid hereunder by fixing the cost to the Company of the funds borrowed hereunder pursuant to an interest rate hedging agreement on terms and conditions reasonable to the Company and to the Pledgor. Interest shall be payable in arrears on each Interest Payment Date.

         For purposes hereof, the following definitions shall apply:

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

         "Eurodollar Rate": with respect to each Interest Period, the rate of interest determined on the basis of the rate for deposits in U.S. dollars for a period of six months commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Service as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Base Rate" shall be determined by reference to such other

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publicly available service for displaying eurodollar rates as may be determined by the Company.

         "Interest Payment Date":  the last day of each Interest Period.

         "Interest Period": initially, the period beginning on the date hereof and ending six months thereafter, and thereafter each period commencing on the last day of the preceding Interest Period and ending six months thereafter; provided that if any Interest Period would otherwise end on a day that is not a Business Day such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day.

         If any principal or interest or other amount hereunder is not paid when due (whether as stated, by acceleration or otherwise) the unpaid principal hereof and any such overdue interest or other amount shall bear interest during the period from and including the due date to the date of payment in full thereof at the rate per annum equal to 2.00% above the rate otherwise in effect on such date.

         The Payor may at his option prepay the principal due under this Note at any time, in whole or in part, without premium, penalty or breakage costs. The Payor shall prepay the principal due under this Note to the extent of the cash proceeds (net of taxes and reasonable transaction expenses) of the sale, assignment or other disposition of any "Options" or "Shares" (in each case as defined in the Nonqualified Stock Option Agreement made as of October 30, 1997 by and between the Company and the Payor). Any prepayment hereunder shall be applied first to accrued and unpaid interest and then to principal.

         This Note is secured by the Pledge Agreement (the "Pledge Agreement"), dated as of the date hereof, and made by the undersigned. The Payor shall not be liable under this Note for any amount in excess of that received by the Company pursuant to the Pledge Agreement. The Pledge Agreement and the collateral pledged thereunder shall provide the Company's sole recourse for repayment of this Note.

         If any of the following events (any such event, an "Event of Default") shall occur and be continuing:

                  (a) The Payor shall fail to pay any principal of this Note within five days after such principal is due in accordance with the terms hereof, or the Payor shall fail to pay interest on this Note, or any fees or other amounts with respect to this Note, within five days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

                  (b) Any representation or warranty made by the Payor in connection with this Note or the Pledge Agreement, or in any report, certificate, financial statement or other instrument furnished by or on behalf of the Payor in connection therewith, shall

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         prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (c) The Payor shall default in the due observance or performance of any covenants or conditions or agreements contained in this Note or the Pledge Agreement or the Pledge Agreement shall fail to be in full force and effect; or

                  (d) The Payor voluntarily terminates his employment with the Company or such employment has been terminated for "Cause" (as defined in the Employment Agreement between Payor and the Company dated as of November 6, 1997);

then, and in any such event, the Company may by notice to the Payor, declare the Loan (with accrued interest thereon) and all other amounts owed by the Payor in connection therewith to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this paragraph, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

         The Payor and every indorser agrees that if an attorney is used to enforce or collect any principal of, interest on or other amount in respect of this Note a reasonable attorney's fee shall be payable by each of them against whom such principal, interest or other amounts or rights hereunder are enforced or declared. The Company and the Payor and each indorser, in any legal action or proceeding (relating to this Note or any agreement executed in connection herewith) irrevocably and unconditionally waive trial by jury, and the Payor and each indorser waives the right to interpose any set-off or counterclaim of any nature or description.

         Time for payment extended by law shall be included in the computation of interest.

         All notices under this Note or the Pledge Agreement shall be in writing and sent to each party at their address as they shall notify the other party. All notices will be deemed delivered (i) as of the date of delivery if delivered in person or by courier, or (ii) three (3) days after being deposited in the United States mail, postage paid.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.



                                                /s/ Richard E. Dauch
                                           ----------------------------------
                                                   Richard E. Dauch


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STATE OF MICHIGAN )
                  )  ss:
COUNTY OF WAYNE   )


                  On this 17th day of August, 1998, before me personally appeared Richard E. Dauch to me known, and known to me to be the individual(s) described in and who executed the foregoing instrument and who duly acknowledged to me having executed the same.



                                                     /s/ Janice A. Washo
                                             ----------------------------------
                                                         Notary Public